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                                                                    EXHIBIT 23




                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Physician Corporation of America

We consent to incorporation by reference in the registration statements No. 33-48153, No. 33-65174 and No. 33-98406 on Form S-8 of Physician Corporation of America of our report dated April ___, 1997, relating to the consolidated balance sheets of Physician Corporation of America and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1996, which report appear in the December 31, 1996 annual report on Form 10-K of Physician Corporation of America.


                                         KPMG Peat Marwick LLP


Miami, Florida
April ___, 1997